Exhibit 99.2

 Q3 Financial PerformanceOctober 30, 2018  www.albint.com | AIN | #albint

 ‘Non-GAAP’ Items and Forward-Looking Statements  This presentation contains the following non-GAAP measures:Percentage changes in net sales, excluding currency rate effects (for each segment, and the Company as a whole);Adjusted EBITDA (for each segment, and the Company as a whole; absolute and as a percentage of sales);Net debt; andNet income per share attributable to the Company, excluding adjustments. We think such items provide useful information to investors regarding the Company’s core operational performance. See the Company’s earnings release (which accompanies this presentation) for additional information including reconciliations to GAAP measures.  This presentation also may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. We disclaim any obligation to update any information in this presentation to reflect any changes or developments after the date on the cover page. Certain additional disclosures regarding our use of these ‘non-GAAP’ items and forward-looking statements are set forth in our second-quarter earnings press release dated October 30, 2018, and in our SEC filings, including our most recent quarterly reports and our annual reports for the years ended December 31, 2015, 2016, and 2017. Our use of such items in this presentation is subject to those additional disclosures, which we urge you to read.  2

 Net Sales by Segment  3    (in thousands, except percentages)   Net SalesThree Months endedSeptember 30, 2018 2017      PercentChange  Impact of Changesin CurrencyTranslation Rates  Increase /(decrease) due to ASC 606  Percent Changeexcluding Currency Rate and ASC 606 Effects  Machine Clothing (MC)   $158,971   $150,694   5.5%   $(1,225)   $3,336   4.1%  Albany Engineered Composites (AEC)   94,282   71,447   32.0%   (441)   (5,028)   39.6%  Total   $253,253   $222,141   14.0%   $(1,666)   $(1,692)   15.5%    (in thousands, except percentages)   Net SalesNine Months endedSeptember 30, 2018 2017      PercentChange  Impact of Changesin CurrencyTranslation Rates  Increase /(decrease) due to ASC 606  Percent Changeexcluding Currency Rate and ASC 606 Effects  Machine Clothing (MC)   $469,758   $440,093   6.7%   $8,675   $8,404   2.9%  Albany Engineered Composites (AEC)   269,701   196,896   37.0%   3,085   (2,062)   36.5%  Total   $739,459   $636,989   16.1%   $11,760   $6,342   13.2%

 Gross Profit Margin by Quarter  4  Includes 7.3% impact from profitability revision in two AEC contracts

Net Income (GAAP) and Adjusted EBITDA (non-GAAP) by Segment

ALBANY INTERNATIONAL

	Three Months ended September 30, 2018				Three Months ended September 30, 2017			
(in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$50,310	$3,612	$(12,477)	$41,445	$42,679	$(9,301)	$(10,450)	$22,928
Interest, taxes, other income/expense	-	-	(12,961)	(12,961)	-	-	(7,708)	(7,708)
Net income (GAAP)	50,310	3,612	(25,438)	28,484	42,679	(9,301)	(18,158)	15,220
Interest expense, net	-	-	4,621	4,621	-	-	4,429	4,429
Income tax expense	-	-	11,491	11,491	-	-	3,809	3,809
Depreciation and amortization	7,725	10,894	1,183	19,802	8,380	8,591	1,159	18,130
EBITDA (non-GAAP)	58,035	14,506	(8,143)	64,398	51,059	(710)	(8,761)	41,588
Restructuring expenses, net	371	2,189	(8)	2,552	96	5,407	-	5,503
Foreign currency revaluation (gains)/losses	(38)	242	(3,439)	(3,235)	1,114	137	266	1,517
Write-off of inventory in a discontinued product line	-	-	-	-	-	3,155	-	3,155
Pretax (income)/loss attributable to noncontrolling interest in ASC	-	(397)	-	(397)	-	136	-	136
Adjusted EBITDA (non-GAAP)	$58,368	$16,540	$(11,590)	$63,318	$52,269	$8,125	$(8,495)	$51,899

© 2018 Albany International Corp.

5

Net Income (GAAP) and Adjusted EBITDA (non-GAAP) by Segment

ALBANY INTERNATIONAL

	Nine Months ended September 30, 2018				Nine Months ended September 30, 2017			
(in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company	Machine Clothing	Albany Engineered Composites *	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$131,921	$9,979	$(36,940)	$104,960	$119,366	$(32,242)	$(31,663)	$55,461
Interest, taxes, other income/expense	-	-	(35,688)	(35,688)	-	-	(28,034)	(28,034)
Net income (GAAP)	131,921	9,979	(72,628)	69,272	119,366	(32,242)	(59,697)	27,427
Interest expense, net	-	-	13,530	13,530	-	-	13,042	13,042
Income tax expense	-	-	23,131	23,131	-	-	12,138	12,138
Depreciation and amortization	24,269	32,297	3,857	60,423	25,098	24,613	3,545	53,256
EBITDA (non-GAAP)	156,190	42,276	(32,110)	166,356	144,464	(7,629)	(30,972)	105,863
Restructuring expenses, net	10,523	2,968	223	13,714	1,012	9,208	-	10,220
Foreign currency revaluation (gains)/losses	(852)	544	(2,940)	(3,248)	4,427	171	2,318	6,916
Write-off of inventory in a discontinued product line	-	-	-	-	-	3,155	-	3,155
Pretax (income)/loss attributable to noncontrolling interest in ASC	-	(619)	-	(619)	-	(178)	-	(178)
Adjusted EBITDA (non-GAAP)	$165,861	$45,169	$(34,827)	$176,203	$149,903	$4,727	($28,654)	$125,976

* Includes $15.8 million charge for AEC contract revisions

© 2018 Albany International Corp.

6

Earnings Per Share  7  *Includes $0.31 charge for AEC contract revisions      Per share amounts (Basic)  Three Months endedSeptember 30, 2018 2017     Nine Months endedSeptember 30, 2018 2017 *    Net income attributable to the Company, as reported (GAAP)  $0.87  $0.47  $2.13  $0.85  Adjustments:          Restructuring expenses, net  0.06  0.11  0.30  0.20  Discrete tax adjustments and effect of change in income tax rate  (0.01)  (0.10)  (0.13)  (0.07)  Foreign currency revaluation losses/(gains)  (0.07)  0.03  (0.07)  0.14  Write-off of inventory in a discontinued product line  -  0.06  -  0.06  Net income attributable to the Company, excluding adjustments (non-GAAP)  $0.85  $0.57  $2.23  $1.18

 Total Debt (GAAP) and Net Debt* (non-GAAP) $ thousands  8  * Total debt less cash see table 22 for reconciliation of total debt to net debt